UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2103 City West Blvd., 4th Floor Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2015, Mr. John H. Briscoe, Senior Vice President and Chief Financial Officer of Bristow Group Inc. (the “Company”), tendered his resignation effective August 14, 2015 in order to pursue other opportunities. Mr. Briscoe and the Company are in the process of negotiating a Separation Agreement and Release in Full to specify the terms of his departure from the Company with the benefits and compensation provided in connection therewith anticipated to be substantially consistent with the termination without cause terms set forth in the Bristow Group Inc. Management Severance Benefits Plan for U.S. Employees effective June 4, 2014 that was filed as Exhibit 10.7 to the Company’s Form 10-K on May 20, 2015 (the “Severance Plan”).

The previously separate offices of Senior Vice President and Chief Financial Officer and Senior Vice President, Mergers, Acquisitions and Integration will now be combined. Mr. L. Don Miller, who has served as the Company’s Senior Vice President, Mergers, Acquisition and Integration since June 4, 2015 and previously served as the Company’s Vice President, Mergers, Acquisitions and Integration since November 2014 and Vice President, Strategy and Structured Transactions from 2010 to 2014, has been appointed to the now expanded office of Senior Vice President and Chief Financial Officer effective August 14, 2015. Prior to joining the Company, Mr. Miller worked as an independent consultant from 2008 to 2010 assisting companies in capital markets and in a financial advisory capacity. He was previously the post-petition President and Chief Executive Officer for Enron North America Corp. and Enron Power Marketing, Inc. from 2001 to 2007 and also served in senior financial positions with Enron, including Director – Finance and Vice President, Asset Marketing Group from 1998 to 2001. His career also includes seven years in senior financial positions with Citicorp Securities, Inc. and four years as an account executive with Dean Witter Reynolds, Inc. Mr. Miller is a Chartered Financial Analyst (“CFA”) charterholder.

The terms of Mr. Miller’s appointment to Senior Vice President and Chief Financial Officer are set forth in an employment term sheet dated August 14, 2015 (the “Compensation Package”), a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference. Pursuant to the Compensation Package, Mr. Miller will serve as Senior Vice President and Chief Financial Officer and will report to Jonathan E. Baliff, President and Chief Executive Officer. Pursuant to the Compensation Package, Mr. Miller’s annual salary will be $425,000, and he will be eligible to participate in the Company’s incentive compensation plan with a target bonus of 75% of base salary and a maximum bonus of 187.5% of base salary. Going forward, Mr. Miller will be eligible under the Company’s 2007 Long Term Incentive Plan (the “LTIP”) to receive annual grants each June with a target value currently set at 300% of his base salary, subject to the Company’s annual evaluation of such percentage in respect of competitive market data. The Company will also “top up” all Company 401(k) contributions made up to 15% to Mr. Miller’s deferred compensation plan account. Under the Severance Plan, Mr. Miller will qualify as a Tier 2 employee that provides for, among other things, payment to Mr. Miller in the event of his termination without cause of one year base salary plus target bonus for the full fiscal year in which he is terminated. The description of the severance benefits set forth above is qualified in its entirety by the Severance Plan, which is filed as Exhibit 10.7 to the Form 10-K filed by the Company on May 20, 2015 and is incorporated herein by reference.

In connection with Mr. Miller’s appointment, he also received a retention award under the LTIP consisting of Company stock options valued at $200,000 that will vest in one-third increments on the first, second and third anniversary of the date of grant of August 14, 2015. The vesting of each tranche of stock options will not be subject to the Severance Plan but instead will be subject to his continued service with the Company through each applicable vesting date, or if earlier, upon his death or disability or a change of control of the Company. The description of this retention award set forth above is qualified in its entirety by the Stock Option Retention Award Letter for Mr. Miller dated August 14, 2015, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On August 17, 2015, the Company issued a press release announcing the resignation of Mr. Briscoe as Senior Vice President and Chief Financial Officer of the Company and the appointment of Mr. Miller to such office effective August 14, 2015, a copy of which is furnished with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description of Exhibit

10.1	Compensation Package for Mr. Miller dated August 14, 2015

10.2	Stock Option Retention Award Letter for Mr. Miller dated August 14, 2015

99.1	Press Release dated August 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.

Date: August 17, 2015	By:	/s/ E. Chipman Earle
E. Chipman Earle
Senior Vice President, Chief Legal Officer and Corporate Secretary